NYSE MKT LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

March 22, 2013

Pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder, NYSE MKT LLC (the “Exchange”) has determined to strike from listing and registration on the Exchange the following:

Longwei Petroleum Investment Holding Limited

Common Stock, No Par Value

Commission File Number – 001-34793

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 132(e) of the Company Guide which provides that the Exchange may request any additional information or documentation, public or non-public, deemed necessary to make a determination regarding a security’s continued listing, including but not limited to, any material provided to or received from the Securities and Exchange Commission (the “SEC” or “Commission”) or other appropriate regulatory authority. A listed company may be delisted if it fails to provide such information within a reasonable period of time or if any communication (including communications made in connection with an initial listing application to the Exchange) contains a material misrepresentation or omits material information necessary to make the communication to the Exchange not misleading;

(b)

Sections 134 and 1101 of the Company Guide which requires listed issuers to comply with applicable SEC requirements with respect to the filing of reports and other documents through the SEC’s Electronic Data Gathering Analysis and Retrieval (“EDGAR”) system;

(c)

Section 801(h) of the Company Guide which states that issuers that satisfy the definition of Smaller Reporting Company in Regulation S-K, Item 10(f)(1) are only required to maintain a board of directors comprised of at least 50% independent directors;

(d)

Section 803B(2)(c) of the Company Guide which states that issuers that satisfy the definition of Smaller Reporting Company in Regulation S-K, Item 10(f)(1) are only required to maintain an audit committee of at least two members, comprised solely of independent directors who also meet the requirements of Rule 10A-3 under the Securities Exchange Act of 1934;

(e)

Section 803B(4) of the Company Guide which states that the audit committee of each issuer must have the specific audit committee responsibilities, authority and procedures necessary to comply with Rule 10A-3(b)(2), (3), (4) and (5) under the Securities Exchange Act of 1934 (subject to the exemptions provided in Rule 10A-3(c)), concerning responsibilities relating to: (a) registered public accounting firms, (b) complaints relating to accounting, internal accounting controls or auditing matters, (c) authority to engage advisors, and (d) funding as determined by the audit committee;

(f)

Section 1003(d) of the Company Guide which states that the securities of an issuer failing to comply with its listing or other agreements with the Exchange and/or SEC requirements in any material respect (e.g., failure to distribute annual reports when due, failure to report interim earnings, failure to observe Exchange policies regarding timely disclosure of important corporate developments, failure to solicit proxies, issuance of additional shares of a listed class without prior listing thereof, failure to obtain shareholder approval of corporate action where required by Exchange rules or policies, failure to provide requested information within a reasonable period of time or providing information that contains a material misrepresentation or omits material information necessary to make the communication to the Exchange not misleading, etc.) are subject to suspension from dealings and, unless prompt corrective action is taken, removal from listing; and

(g)

Section 1003(f)(iii) of the Company Guide which provides that the Exchange will normally consider suspending dealings in, or removing from the list, a security if the issuer or its management shall engage in operations which, in the opinion of the Exchange, are contrary to the public interest.

2.

The common stock of Longwei Petroleum Investment Holding Limited (the “Company”) does not qualify for continued listing for the following reasons:

(a)

The Company is subject to delisting pursuant to Section 132(e) of the Company Guide in that it has failed to provide requested information to the Exchange within a reasonable time frame and/or has provided information to the Exchange that omitted material information.  Notwithstanding reasonable extensions of time, the Company failed to fully and completely respond to Staff’s January 25, 2013 letter  and has not supplemented responsive information to certain requests as represented.  The Company’s refusal to provide the requested information has impaired Staff’s ongoing assessment of the Company’s continued listing eligibility.

(b)

The Company is also subject to delisting pursuant to Section 1003(d) of the Company Guide since its failure to comply with Staff’s information request as described above is a violation of its listing agreement and/or other agreements with the Exchange.

(c)

The Company is noncompliant with Sections 134 and 1101 of the Company Guide based on its failure to file its Form 10-Q for the period ended December 31, 2012.  Due to the unavailability of reliable financial information and the uncertainty of when the Company will make its required filing, Staff has determined that continued listing of the Company would be inconsistent with applicable Exchange listing standards.

(d)

The Company is noncompliant with Section 803B(4) of the Company Guide which requires the audit committee of each issuer to have the specific audit committee responsibilities, authority and procedures necessary to comply with Rule 10A-3(b)(4) and (5) under the Securities Exchange Act of 1934 (subject to the exemptions provided in Rule 10A-3(c)), concerning responsibilities relating to authority to engage advisors and funding for compensation to be paid to such advisors as determined by the audit committee.  Specifically, the Company’s board of directors declined to approve the audit committee’s resolution to conduct an investigation that would include retaining independent counsel and forensic accountants.

(e)

The Company is subject to delisting pursuant to Section 1003(f)(iii) of the Company Guide in that the Company or its management has engaged in operations, which, in Staff’s opinion, are contrary to the public interest.  In this regard, Staff believes that the actions (including, but not limited to, inaction) of the Company and/or its management and/or its agents raise significant public interest concerns.  The Company failed to satisfactorily address allegations regarding the Company raised in a report entitled “On-the-Ground Due Diligence & Investigatory Report on Longwei Petroleum” dated January 3, 2013 by GeoInvesting LLC (the “GeoInvesting Report”).  The Company had not authorized its audit committee to investigate the matters referenced in the GeoInvesting Report.  The resignations of two out of the Company’s three audit committee members including the committee’s chairman during the preparation and review of the Company’s financial statements for the period ended December 31, 2012 raise serious concerns that the reasons for their resignations may have been related to financial reporting or other irregularities at the Company.  Staff is also concerned as to whether the Company will be able to timely file its Form 10-Q for the period ending March 31, 2013 with the SEC.  These actions by the Company and/or its management and/or its agents cast material doubt on the integrity of the Company’s financial statements.  Thus, continued listing of the Company’s common stock on the Exchange would not be in the public interest.

3.

In reviewing the eligibility of the Company’s common stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On January 25, 2013, the Exchange issued a request for information to the Company pursuant to Section 132(e) of the Company Guide.

(b)

On February 6, 2013, the Exchange notified the Company that, as a result of the resignations of Mr. Douglas D. Cole and Ms. Xiaoping Xue as independent directors and members of the audit committee, it was not in compliance with Section 801(h) of the Company Guide in that at least 50% of the directors on its board were not independent (only one of three directors was independent) and Section 803(B)(2)(c) in that it only had one out of the requisite two members on its audit committee.

(c)

On February 20, 2013, the Exchange notified the Company of its noncompliance with Sections 134 and 1101 of the Company Guide in that it failed to file its Form 10-Q for the period ended December 31, 2012 within the Rule 12b-25 grace period.

(d)

On March 5, 2013, the Exchange notified the Company that it is subject to delisting pursuant to additional deficiencies with respect to Sections 132(e), 803B(4), 1003(d) and 1003(f)(iii) of the Company Guide. Specifically, the Company failed to comply with its listing agreement and/or other agreements with the Exchange by not providing the requested information to the Exchange within a reasonable time frame.  By declining to approve the audit committee’s resolution to conduct an investigation that would include retaining independent counsel and forensic accountants, the Company is noncompliant with the requirement that the audit committee of each issuer must have the specific audit committee responsibilities, authority and procedures necessary to comply with Rule 10A-3(b)(4) and (5) under the Securities Exchange Act of 1934.  The Company or its management has engaged in operations, which, in Staff’s opinion, are contrary to the public interest.  Furthermore, in light of the nature and severity of all of the Company’s continued listing deficiencies, Staff determined in accordance with Section 1009(a)(ii) that it was necessary and appropriate for the protection of investors to truncate the continued listing evaluation and follow-up procedures and move to immediate delisting proceedings (the “Staff Determination”).

(e)

Pursuant to Sections 1203 and 1009(d) of the Company Guide, the Company was given the right to request a hearing before a Listing Qualifications Panel within seven calendar days of the Staff Determination, or by March 12, 2013.  The Company did not appeal the Staff Determination within the requisite time period or thereafter and has not otherwise regained compliance with the continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s common stock from listing and/or registration by issuing a press release and posting notice on http://usequities.nyx.com/mkt-equities-regulation/listed-company-compliance/form-25-filings.  Further, a copy of this application has been forwarded to Mr. Michael Toups, chief financial officer of Longwei Petroleum Investment Holding Limited.

Janice O’Neill

Senior Vice President

Corporate Compliance

NYSE MKT LLC